Exhibit 5.1

Harney Westwood & Riegels LP Craigmuir Chambers PO Box 71 Road Town Tortola VG1110 British Virgin Islands Tel: +1 284 494 2233 Fax: +1 284 494 3547

DATED: 14 November 2019

greg.boyd@harneys.com

+1 284 852 4317

GAB/046065.0004

Capri Holdings Limited

33 Kingsway

London, United Kingdom

WC2B 6UF

Dear Sir or Madam

Capri Holdings Limited No 524407 (the Company)

We are lawyers qualified to practise in the British Virgin Islands and have been asked to provide this legal opinion to you with regard to the laws of the British Virgin Islands in relation to the adoption and maintaining by the Company of the Capri Holdings Limited Deferred Compensation Plan pursuant to the terms, conditions and provisions of the related plan document (the Plan) for the purpose of providing deferred compensation to a select group of management or highly compensated employees.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the British Virgin Islands:

1

Existence and Good Standing. The Company is a company duly incorporated with limited liability, and is validly existing and in good standing under the laws of the British Virgin Islands. The Company is a separate legal entity and is subject to suit in its own name.

2

Capacity and Power. The execution of the Plan by the Company and the performance of its obligations thereunder are within the corporate capacity and power of the Company and have been duly authorised and approved by all necessary corporate action of the Company.

3	No Conflict. The execution and performance of the Plan does not violate, conflict with or result in a breach of:

(a)	any of the provisions of the Company’s Memorandum and Articles of Association;

(b)	any law or regulation applicable to the Company in the British Virgin Islands currently in force; or

(c)	any existing order or decree of any governmental or regulatory authority or agency in the British Virgin Islands.

4	Due Execution. The Plan has been duly executed for and on behalf of the Company.

5

Authorisation and Approvals. No authorisations, consents, orders, permissions or approvals are required from any governmental, regulatory or judicial authority or agency in the British Virgin Islands and no notice to or other filing with or action by any British Virgin Islands governmental, regulatory or judicial authority is required in connection with:

(a)	the execution of the Plan;

(b)	the exercise of any of the Company’s rights under the Plan;

(c)	the performance of any of the Company’s obligations under the Plan; or

(d)	the payment of any amount under the Plan.

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Filings. It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Plan that any document be filed, recorded or enrolled with any governmental, regulatory or judicial authority in the British Virgin Islands.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the British Virgin Islands as they are in force and applied by the British Virgin Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Plan. We express no opinion with respect to the commercial terms of the transactions the subject of this opinion.

This opinion is rendered for your benefit and the benefit of your legal counsel (in that capacity only) in connection with the transactions contemplated by the Plan. It may be disclosed to your successors and assigns only with our prior written consent. It may not be disclosed to or relied on by any other party or for any other purpose.

Yours faithfully

/s/ Harney Westwood & Riegels LP Harney Westwood & Riegels LP

SCHEDULE 1

List of Documents and Records Examined

1	a copy of the Certificate of Incorporation and Memorandum and Articles of Association of the Company obtained from the Registry of Corporate Affairs on 14 November 2019;

2

the records and information certified by Harneys Corporate Services Limited, the registered agent of the Company, on 5 November 2019 of the statutory documents and records maintained by the Company at its registered office (the Registered Agent’s Certificate);

3	the public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on 14 November 2019;

4	the records of proceedings on file with, and available for inspection on 14 November 2019 at the High Court of Justice, British Virgin Islands;

5

a copy of the unanimous written resolutions of the board of directors of the Company dated 13 November 2019 approving the Company’s entry into, and authorising the execution by the Company of, the Plan (the Resolutions),

(1 to 5 above are the Corporate Documents); and

6	an executed copy of the Plan dated 13 November 2019.

The Corporate Documents and the Plan are collectively referred to in this opinion as the Documents.

SCHEDULE 2

Assumptions

1

Directors. The board of directors of the Company considers the execution of the Plan and the transactions contemplated thereby to be in the best interests of the Company and no director has a financial interest in or other relationship to a party or the transactions contemplated by the Plan which has not been properly disclosed in the Resolutions.

2	Bona Fide Transaction. No disposition of property effected by the Plan is made for an improper purpose or wilfully to defeat an obligation owed to a creditor.

3

Authenticity of Documents. All original Documents are authentic, all signatures, initials and seals are genuine, all copies of Documents are true and correct copies and the Plan conforms in every material respect to the latest draft of the same produced to us and, where the Plan has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

4

Corporate Documents. All matters required by law to be recorded in the Corporate Documents (except the Resolutions) are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in the Corporate Documents or implied thereby are accurate and complete, and the information recorded in the Registered Agent’s Certificate was accurate as at the date of the passing of the Resolutions.

5

No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the property or assets of the Company.

6	Resolutions. The Resolutions remain in full force and effect.

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Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents.

SCHEDULE 3

Qualifications

1	Public Records. Records reviewed by us may not be complete for various reasons. In particular you should note that:

(a)	in special circumstances the court may order the sealing of the court record, which would mean that a record of the court action would not appear on the High Court register;

(b)	failure to file notice of appointment of a receiver with the Registry of Corporate Affairs does not invalidate the receivership but merely gives rise to penalties on the part of the receiver;

(c)	a liquidator of a British Virgin Islands company has 14 days after their appointment within which they must file notice of their appointment at the Registry of Corporate Affairs; and

(d)

although amendments to the Memorandum and Articles of Association of a company are normally effective from the date of registration with the Registry of Corporate Affairs, it is possible for a British Virgin Islands court to order that they be treated as being effective from an earlier date, and searches would not reveal the amendments until the court order was subsequently filed, and accordingly our searches would not indicate such issues.

2	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Plan.

3	Good Standing. To maintain the Company in good standing under the laws of the British Virgin Islands, annual licence fees must be paid to the Registrar of Corporate Affairs.

4

Conflict of Laws. An expression of an opinion on a matter of British Virgin Islands law in relation to a particular issue in this opinion should not necessarily be construed to imply that the British Virgin Islands courts would treat British Virgin Islands law as the proper law to determine that issue under its conflict of laws rules.

5	Sanctions. The obligations of the Company may be subject to restrictions pursuant to United Nations and European Union sanctions as implemented under the laws of the British Virgin Islands

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